UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ELDORADO GOLD CORPORATION
(Exact Name of Registrant as specified in its charter)

Canada (State of jurisdiction of incorporation or organization	Not Applicable I.R.S. Employer Identification No.

Suite 920 - 1055 West Hasting Street Vancouver, British Columbia Canada (Address of principal executive offices	V6E 2E9 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Shares, no par value	Name of each exchange on which each class is to be registered The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.                 [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.                  [  ]

Securities Act registration statement file number to which this form relates:               (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                   None
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

        The authorized capital of the Registrant consists of an unlimited number of common shares without par value (the “Common Shares”) and an unlimited number of convertible non-voting shares. As of December 31, 2002, the Registrant had 206,204,010 fully paid and non-assessable Common Shares issued and outstanding. No convertible non-voting shares were outstanding. This Registration Statement registers the Registrant’s class of Common Shares.

        All of the Common Shares rank equally as to (i) voting rights, (ii) participation in a distribution of the assets of the Registrant on a liquidation, dissolution or winding-up of the Registrant and (iii) the entitlement to dividends. In the event of the liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, the holders of the Common Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Registrant has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the Board of Directors.

The holders of the Common Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each Common Share carries with it the right to one vote. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and holders of Common Shares are not liable to further calls or to assessment by the Registrant.

        There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Canada Business Corporations Act upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

        The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Canada Business Corporations Act relating to the sufficiency of profits from which dividends may be paid. The Registrant currently has no intention of paying dividends on its Common Shares.

        Provisions as to the modification, amendment or variation of the rights attached to the Common Shares are contained in the Registrant’s articles of incorporation and the Canada Business Corporations Act. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 2/3 of the votes cast).

Item 2.  Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description
1	Articles of Arrangement dated November 19, 1996.
2	Bylaws of Eldorado Gold Corporation

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

ELDORADO GOLD CORPORATION

By: /s/ Earl Price Name: Earl Price Title: Vice President Finance

Dated:  January 9, 2003